                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (dollars in millions)

                                                                                 Post-acquisition                    Pre-acquisition
                                                                                     basis of                            basis of
                                                                                    accounting                          accounting
                                                                                 ----------------                    ---------------
                                                                    Year ended      Year ended      November 12 to     January 1 to
                                                                    December 31,    December 31,     December 31,      November 11
                                                                       2001            2000             1999               1999
                                                                       ----            ----             ----               ----
Net (loss) income                                                     $ (25)           $  (8)           $   3             $  58
Add:
     Interest expense                                                   197              229               25               163
     Amortization of capitalized debt expense                            --               --                1                 1
     Income tax (benefit) expense and other taxes on income             (18)             (11)               3                32
                                                                      -----            -----            -----             -----
          Earnings as defined                                         $ 154            $ 210            $  32             $ 254
                                                                      =====            =====            =====             =====
     Interest expense                                                 $ 197            $ 229            $  25             $ 163
     Amortization of capitalized debt expense                            --               --                1                 1
                                                                      -----            -----            -----             -----
          Fixed charges as defined                                    $ 197            $ 229            $  26             $ 164
Ratio of earnings to fixed charges                                     .78x             .92x            1.23x             1.55x
                                                                      =====            =====            =====             =====


For the year ended December 31, 2001, there was a $43 million deficiency in the coverage of earnings as defined to fixed charges as defined.

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